Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

BIOLASE, Inc.

Lake Forest, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 28, 2023, relating to the consolidated financial statements and schedule of BIOLASE, Inc. which are contained in that Prospectus. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

Costa Mesa, California

January 19, 2024